================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20459

                                ---------------


                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                ---------------

                         March 26, 2003 (March 25, 2003)
                Date of Report (Date of earliest event reported)


                            TYLER TECHNOLOGIES, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)


  Delaware                        1-10485                        75-2303920
---------------                 -----------                  -------------------
(State or other                 (Commission                   (I.R.S. Employer
jurisdiction of                 File Number)                 Identification No.)
incorporation or
 organization)


                          5949 Sherry Lane, Suite 1400
                               Dallas, Texas 75225
                               -------------------
                    (Address of principal executive offices)

                                 (972) 713-3700
                                 --------------
              (Registrant's telephone number, including area code)



================================================================================

Item 2.  Acquisition or Disposition of Assets.

On March 25, 2003, Tyler Technologies, Inc. ("Tyler") received in full its cash consideration in connection with a transaction to sell its 5.6 million shares of H.T.E., Inc. ("H.T.E") common stock to SunGard Data Systems Inc. for $7.00 cash per share, pursuant to a Tender and Voting Agreement dated February 4, 2003. The aggregate cash proceeds to Tyler from the sale of its investment were $39.3 million, and Tyler's original cost basis in the shares of H.T.E was $15.8 million.

Tyler's 5.6 million shares of H.T.E. represented approximately a 35% ownership interest in H.T.E. Under accounting principles generally accepted in the United States, a 20% investment in the voting stock of another company creates the presumption that the investor has significant influence over the operating and financial policies of that company, unless there is evidence to the contrary. As disclosed in Tyler's previous filings, Tyler's management concluded that no such influence existed. Thus, Tyler accounted for its investment in H.T.E. pursuant to the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Accordingly, Tyler's investment in H.T.E. was classified as an available-for-sale security, and the realized gain on the sale of the investment will be classified as income from continuing operations during the quarter ending March 31, 2003.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          TYLER TECHNOLOGIES, INC.




Date:    March 26, 2003                   By: /s/ Theodore L. Bathurst
                                              -----------------------------
                                              Theodore L. Bathurst
                                              Vice President and Chief Financial
                                              Officer (principal financial
                                              officer)